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                                 Exhibit (a)(9)


[Advanta Logo]


August 31, 2001

[Name of Employee]
[Address Line 1]
[Address Line 2]


Dear [name of employee],

Please be advised that to allow for additional filings with the SEC, we have extended the expiration date of the AMIP Exchange Program until 12:00 midnight on FRIDAY, OCTOBER 5, 2001.

If you have any questions, please feel free to contact the Exchange Information Line at 215-444-5205.



Best regards,

/s/ John Walp

John Walp
VP Human Resources